EXHIBIT (a)(5)(iii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Schedule TO - Tender Offer Statement (Securities Act File No. 333-173601) of our reports dated May 24, 2013 and May 25, 2012, relating to the financial statements and financial highlights of BlackRock Preferred Partners LLC (the “Fund”), appearing in the Annual Reports on Form N-CSR of the Fund for the year ended March 31, 2013 and the period September 11, 2011 to March 31, 2012, respectively. We also consent to the reference to us under the heading “Financial Statements”.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 27, 2014